EXHIBIT  4.11

This COMMERCIAL MANAGEMENT AGREEMENT is made the 1st day of May
2009

BETWEEN:

(1) AMT Management Ltd., a company incorporated under the laws of Marshall Islands and having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960 and operating under the Laws of Greece from its Greek office at 18, Nap. Zerva, 166 75, Glyfada, Greece (the "Commercial Manager")

AND

(2) Altius Marine S.A., a company incorporated under the laws of the Marshall Islands and having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960 (the "Owner")

WHEREAS

The Owner has agreed that m.t."ALTIUS" (the "Vessel") will be managed by the Commercial Manager on the terms and subject to the conditions set out in this agreement as from the date of this agreement and continuing unless and until this agreement is terminated as provided herein. The Owner hereby appoints the Commercial Manager and the Commercial Manager hereby agrees to act as Commercial Manager of the Vessel.

IT IS HEREBY AGREED AS FOLLOWS:

1. SCOPE OF ACTIVITIES

The Commercial Manager shall provide the commercial operation of the Vessel, as required by the Owner, which includes, but is not limited to, the following functions:

(i)
providing chartering services in accordance with the Owners instruction which include, but are not limited to, seeking and negotiating employment for the Vessel and the conclusion (including the execution thereof) of charter parties or other contracts relating to employment of the Vessel;

(ii)
arranging the proper payment to Owners of their nominees of all hire and /or freight revenues or other moneys of whatsoever nature to which Owners may be entitled arising out of employment of or otherwise in connection with the Vessel;

(iii)	providing voyage estimates and accounts and calculating of hire, freights, demurrage and/or despatch moneys due from or due to the charterers of the Vessel;

(iv)	issuing of voyage instructions;

(v)	appointing agents;

(vi)	arranging surveys associated with the commercial operation of the Vessel; and

(vii)	providing the Owner with daily status reports of the Vessel schedule as well as any other status reports that the Owner may require.

2. MANAGEMENT SERVICES AND COSTS

2.1 The Commercial Manager shall at all times employ or provide adequate, sufficient and competent personnel to perform its services properly on behalf of and for the benefit of the Owner.

2.2 The Commercial Manager shall be responsible for all costs and expenses relating to the Commercial Management provided pursuant to this agreement unless otherwise provided in this agreement or subsequently agreed between the parties in writing.

2.3 The Commercial Manager shall not have the right to sub-contract any of its obligations under this Agreement without prior written consent of the Owner and in the event of any such sub-contracting the Commercial Manager shall remain fully liable for the due performance of its obligations under this agreement (subject to any exclusions or limitations of liability set out herein or available to the Commercial Manager by statute).

2.4 The Commercial Manager hereby undertakes to carry out its powers and duties honestly, in good faith and in accordance with sound commercial ship management practice and will protect and promote the interest of the Owner in all matters connected therewith, failing which, this appointment can (notwithstanding the provisions of Clause 6) be terminated immediately by Owner giving notice in writing.

3. LIABILITY AND INDEMNITY

3.1 The Commercial Manager shall be under no liability whatsoever to the Owner for any loss, damage, delay or expense of whatsoever nature, whether direct or indirect, including but not limited to loss of profit arising out of or in connection with detention or delay to the Vessel, howsoever arising, in the course of performance of, or otherwise in connection with, this agreement and the Owner hereby unconditionally agrees to ratify, indemnify and hold harmless the Commercial Manager in respect of all liabilities howsoever incurred by it in the performance of its obligations hereunder or otherwise arising in connection with this agreement, unless same is proved to have resulted solely from the wilful default of the Commercial Manager or any of its directors, employees, agents or subcontractors.

3.2 It is hereby expressly agreed that no director, employee, agent or sub-contractor of the Commercial Manager shall in any circumstances whatsoever be under any liability whatsoever to the Owner for any loss, damage, delay, neglect or default on his part while acting in the course of or in connection with his employment and, without prejudice to the generality of the foregoing, every exemption, limitation, condition and liberty herein contained and every right, exemption from liability, defence and immunity of whatsoever nature available to the Commercial Manager hereunder shall also be available and shall extend to protect every such director, employee, agent or sub-contractor of the Commercial Manager acting as aforesaid. For the purpose of all the foregoing provisions of this Clause 3, the Commercial Manager is or shall be deemed to be acting as agent or trustee on behalf of and for the benefit of all such persons who are or might be his directors, employees, agents or sub-contractors from time to time and all such persons shall to this extent be or be deemed to be parties to this agreement.

3.3 Neither the Owner nor the Commercial Manager shall be under any liability for any failure to perform any of their obligations hereunder by reason of any cause whatsoever of nature or kind beyond their reasonable control ("Force Majeure").

4. FEES, EXPENSES

For the services provided by the Commercial Manager under this agreement, the Owner shall pay €7,000 per month to the Commercial Manager, payable monthly in advance.

5. ASSIGNMENT

The Owner may assign all rights under this agreement to any mortgagee of the Vessel without the Commercial Managers consent and the Commercial Manager hereby agrees to acknowledge such assignment in such form as the mortgagee may reasonably require.

6. TERMINATION

The appointment of the Commercial Manager shall commence as of the 1st May 2009, and shall continue unless and until this agreement is terminated:

(i)	by either party giving to the other of not less than two (2) calendar months notice in writing of its intention to terminate the same; or

(ii)	automatically upon the sale of the Vessel.

7. INSURANCE

The Owner shall name the Commercial Manager as co-assured in its capacity as Commercial Manager only on all relevant policies of insurance placed in respect of the Vessel and, in the event that the Commercial Managers may only be so named as co-assured with joint and several liability for premium, the Owner hereby shall immediately reimburse the Commercial Manager if any payment is made by the Commercial Manager  in respect of such premium and shall indemnify the Commercial Manager in the event of action being taken against the Commercial Manager and/or any assets of the Commercial

Manager or in the same or associated management or control by any insurer by reason of non-payment of such premium by the Owner.

8. APPLICABLE LAW

This agreement will be governed by and construed in accordance with English law.

9. COMMUNICATIONS

All communications and notices hereunder shall be given by registered mail, e-mail or telefax to the following addresses (unless alternative addresses and contact details are provided in writing and incorporated herein by way of an addendum):

Commercial Manager:                AMT Management Ltd.
18 Nap. Zerva
166 75 Glyfada
Greece
Telephone: +30 210 9680548
Email: info@amtmanagement.gr

Owner:                                     c/o Aries Maritime Transport Ltd
18 Nap. Zerva
166 75 Glyfada
Greece
Telephone: +30 210 8983787
Telefax: +30 210 8983788
E-mail: info@ariesmaritime.com

10. MISCELLANEOUS

10.1 This agreement may be executed in any number of counterparts each of which shall be original, but which shall together constitute the same document.

10.2 No variation or amendment to this agreement shall be valid unless in writing and signed on behalf of the Owner and the Commercial Manager.

10.3 Notwithstanding the provisions of the Contracts (Rights of Third Parties) Act 1999, no term of this agreement shall be enforceable by any person who is not a party to it or deemed to be a party to it under the terms of the Agreement.

THIS AGREEMENT has been executed by the parties to this agreement on the date specified at the beginning of the agreement.

by ________________________              )
duly authorised for and on behalf                   )
of AMT MANAGEMENT LTD.                  )
in the presence of:                                        )

by ________________________               )
duly authorised for and on behalf                    )
of ALTIUS MARINE S.A.                           )
in the presence of:                                         )